Exhibit 99.1

Contact:     Steve West, Vice President of Investor Relations
    (Steve.West@panerabread.com)

Panera Bread Company Reports Q4 2015 Diluted EPS of $1.88, Excluding One-Time Items

St. Louis, MO, February 9, 2016 - Panera Bread Company (Nasdaq: PNRA) today reported financial results for fiscal Q4 2015 and full year fiscal 2015.

HIGHLIGHTS
- Q4 2015 Company-owned comparable net bakery-cafe sales up 3.6%
- Q1 2016 (first 41 days) Company-owned comparable net bakery-cafe sales up 6.4%
- Q4 2015 EPS growth of 1%, excluding one-time items
- FY 2016 EPS growth target set at up 2% to 5%, excluding one-time items
- 119 Company bakery-cafes converted to Panera 2.0 during Q4 2015, bringing total to 410

Ron Shaich, Chairman and CEO, commented, "Our strategic plan is working. Our comps of 3.6% in Q4 2015 and 6.4% in the first 41 days of Q1 2016 are leading indicators of the impact our initiatives are having. Further, we are confident that our results will continue to strengthen as the startup and transition costs associated with our initiatives begin to crest and our sales continue to grow. We now expect the EPS growth we saw in Q4 2015 will improve in 2016 and further accelerate in 2017. Today, we are confident we are on a path to return to sustained double-digit earnings growth."

Fiscal Q4 2015 and Full Year Fiscal 2015 Results and Business Review

Reported net income was $43 million, or $1.74 per diluted share, for fiscal Q4 2015. The fiscal Q4 2015 results compare to reported net income of $48 million, or $1.82 per diluted share, for fiscal Q4 2014. Excluding one-time items in both quarters (see table below), diluted EPS was $1.88 for fiscal Q4 2015 and $1.87 for fiscal Q4 2014, or up 1%. A reconciliation of GAAP and non-GAAP information is attached to this release as Schedule V.

Reported net income was $149 million, or $5.79 per diluted share, for full year fiscal 2015. The full year fiscal 2015 results compare to reported net income of $179 million, or $6.64 per diluted share, for full year fiscal 2014. Excluding one-time items in both fiscal years, diluted EPS was $6.21 for full year fiscal 2015 and $6.53 for full year fiscal 2014, or down 5%. A reconciliation of GAAP and non-GAAP information is attached to this release as Schedule V.

The Company's fiscal Q4 2015 and full year fiscal 2015 consolidated statements of income and margin analyses are attached to this release as Schedule I. The following table sets forth, for the periods indicated, certain items included in the Company's consolidated statements of income (in thousands, except per share data and percentages), including net income and diluted EPS, excluding charges related to the Company's refranchising initiative and goodwill impairment, and net income and diluted EPS, as reported:

	For the 13 Weeks Ended		Percentage Change
	December 29, 2015	December 30, 2014

Total revenue	$691,765	$672,497	3%

Net income, excluding certain items	$46,567	$49,843	-7%
Refranchising loss, after-tax	(3,407)	—
Goodwill impairment charge, after-tax	—	(1,351)
Net income, as reported	$43,160	$48,492	-11%

Diluted EPS, excluding certain items	$1.88	$1.87	1%
Refranchising loss	(0.14)	—
Goodwill impairment charge	—	(0.05)
Diluted EPS, as reported	$1.74	$1.82	-4%

Shares used in diluted EPS	24,786	26,662	-7%

Comparable Net Bakery-Cafe Sales Growth

In fiscal Q4 2015, Company-owned comparable net bakery-cafe sales increased 3.6%, franchise-operated comparable net bakery-cafe sales increased 1.1%, and system-wide comparable net bakery-cafe sales increased 2.3% compared to the same period in fiscal 2014. Two-year Company-owned comparable net bakery-cafe sales increased 6.9%, two-year franchise-operated comparable net bakery-cafe sales increased 3.8%, and two-year system-wide comparable net bakery-cafe sales increased 5.3%.

The Company-owned comparable net bakery-cafe sales increase of 3.6% in fiscal Q4 2015 was comprised of year-over-year transaction growth of 1.1% and average check growth of 2.5%.

For full year fiscal 2015, Company-owned comparable net bakery-cafe sales increased 3.0%, franchise-operated comparable net bakery-cafe sales increased 1.0%, and system-wide comparable net bakery-cafe sales increased 1.9% compared to fiscal 2014. A schedule of comparable net bakery-cafe sales information is attached to this release as Schedule III.

Operating Margin

Operating margin for fiscal Q4 2015 declined approximately 60 basis points versus fiscal Q4 2014, excluding charges related to the Company's refranchising initiative, as outlined in Schedule V. This decline was primarily the result of structural wage increases and costs related to the startup and transition expenses associated with our strategic initiatives. As reported, operating margin for fiscal Q4 2015 declined approximately 140 basis points versus fiscal Q4 2014.

Operating margin for full year fiscal 2015 declined approximately 130 basis points versus full year fiscal 2014, excluding charges related to the Company's refranchising initiative, as outlined in Schedule V. As reported, operating margin for full year fiscal 2015 declined approximately 190 basis points versus full year fiscal 2014.

New Bakery-Cafe Development and AWS

During fiscal Q4 2015, the Company opened 18 new bakery-cafes and its franchisees opened 15 new bakery-cafes. For full year fiscal 2015, the Company and its franchisees opened 112 new bakery-cafes (57 Company-owned and 55 franchise-operated). As a result, there were 1,972 bakery-cafes open system-wide as of December 29, 2015.

	Company-owned	Franchise-operated	Total System
Bakery-cafes as of September 29, 2015	931	1,015	1,946
Bakery-cafes opened	18	15	33
Bakery-cafes closed	(3)	(4)	(7)
Bakery-cafes refranchised	(45)	45	—
Bakery-cafes as of December 29, 2015	901	1,071	1,972

Average weekly sales (“AWS”) for Company-owned "Class of 2015" bakery-cafes for full year fiscal 2015 was $45,357. AWS for franchise-operated "Class of 2015" bakery-cafes for full year fiscal 2015 was $48,711.

A schedule of fiscal Q4 2015 and full year fiscal 2015 AWS, including AWS information for bakery-cafes based on their designation as either a traditional or non-traditional bakery-cafe, is attached to this release as Schedule II. Non-traditional bakery-cafes refers to a range of alternate formats that the Company believes will allow it to more deeply penetrate existing and new territories with a range of different formats.

Panera 2.0 Conversions and Supplemental Information

As of fiscal Q4 2015, the Company had completed the conversion of 410 bakery-cafes to Panera 2.0, with 119 conversions completed during Q4 and 304 conversions completed year-to-date. The Company is releasing supplemental information, attached to this release as Schedule IV, detailing the performance of Company-owned bakery-cafes converted to Panera 2.0.

Share Repurchase

During fiscal Q4 2015, the Company repurchased 683,051 shares at an average price of $182.97 per share for an aggregate purchase price of approximately $125.0 million. During full year fiscal 2015, the Company repurchased a total of 2,201,719 shares at an average price of $181.65 per share for an aggregate purchase price of approximately $399.9 million. The Company has approximately $283.5 million available under the current $750 million repurchase authorization as of fiscal Q4 2015.

Initial Full Year Fiscal 2016 Outlook

Diluted EPS

The Company is targeting full year fiscal 2016 diluted earnings per share growth of 2% to 5% when compared to full year fiscal 2015 (comparative diluted earnings per share for full year fiscal 2015 excludes certain items as outlined on Schedule V).

The full year fiscal 2016 diluted earnings per share target range is based on the following key assumptions:

Comparable Net Bakery-Cafe Sales Growth

The Company is targeting Company-owned comparable net bakery-cafe sales growth for fiscal 2016 of 3.5% to 4.5%. The Company announced today that Company-owned comparable net bakery-cafe sales in the first 41 days of fiscal Q1 2016 were up 6.4%. Comparable net bakery-cafe sales in the first 41 days benefited from the fact that the Company took an earlier price increase in fiscal Q1 2016 than in fiscal Q1 2015 to better align with structural wage increases.

Operating Margin

The Company's fiscal 2016 diluted earnings per share target range assumes operating margin will be down 50 to 100 basis points when compared to fiscal 2015 which reflects startup and transition costs associated with our initiatives, excluding the impact of one-time charges.

New Bakery-Cafe Development and AWS

The Company's fiscal 2016 new bakery-cafe target is 90 to 100 system-wide bakery-cafe openings and the average weekly net sales performance target for new Company-owned bakery-cafes is $45,000 to $47,000.

Notes:

The Company will host a conference call that will be broadcast on the Internet at 8:30 A.M. Eastern Time on Wednesday, February 10, 2016, to discuss the fiscal Q4 2015 results, preliminary comparable net bakery-cafe sales results for the first 41 days of fiscal Q1 2016, full year targets and business outlook for fiscal 2016, and an update on the Panera 2.0 initiative. To access the call or view a copy of this release, go to http://www.panerabread.com/investor. Access to the call will be made available for 14 days, and the release will be archived for one year.

The Company includes in this release information on Company-owned, franchise-operated, and system-wide comparable net bakery-cafe sales percentages. Company-owned comparable net bakery-cafe sales percentages are based on net sales from Company-owned bakery-cafes included in base store bakery-cafes. Franchise-operated comparable net bakery-cafe sales percentages are based on net sales from franchised bakery-cafes, as reported by franchisees, that are included in base store bakery-cafes.  Acquired Company-owned and franchise-operated bakery-cafes and other restaurant or bakery-cafe concepts are included in the Company's comparable net bakery-cafe sales percentages after it has acquired a 100 percent ownership interest and if such acquisition occurred prior to the first day of the Company's prior fiscal year.  Comparable net bakery-cafe sales exclude closed locations.

The Company does not record franchise-operated net bakery-cafe sales as revenues. However, royalty revenues are calculated based on a percentage of franchise-operated net bakery-cafe sales, as reported by franchisees. The Company uses franchise-operated and net system-wide sales information internally in connection with store development decisions, planning, and budgeting analyses. The Company believes franchise-operated and net system-wide sales information is useful in assessing consumer acceptance of its brand; facilitates an understanding of its financial performance and the overall direction and trends of sales and operating income; helps the Company appreciate the effectiveness of its advertising and marketing initiatives which its franchisees also contribute based on a percentage of their net sales; and provides information that is relevant for comparison within the industry.

About Panera Bread Company

30 years ago, at a time when quick service meant low quality, Panera set out to challenge this expectation. We believed that food that was good and that you could feel good about, served in a warm and welcoming environment by people who cared, could bring out the best in all of us. To us, that is food as it should be and that is why we exist.

So we began with a simple commitment: to bake fresh bread from fresh dough in every bakery-cafe, every day. No artificial preservatives or short cuts, just bakers with simple ingredients and hot ovens. Each night, any unsold bread and baked goods were shared with neighbors in need.

These traditions carry on today, as we have continued to find ways to be an ally to our guests. That means crafting a menu of soups, salads and sandwiches that we are proud to feed our families. Like poultry and pork raised without antibiotics on our salads and sandwiches. A commitment to transparency and options that empower our guests to eat the way they want. Seasonal flavors and whole grains. And a commitment to removing artificial additives (flavors, colors, sweeteners and preservatives) from the food in our bakery-cafes. Why? Because we think that simpler is better and we believe in serving food as it should be. Because when you don’t have to compromise to eat well, all that is left is the joy of eating.

We’re also focused on improving quality and convenience. With investments in technology and operations, we now offer new ways to enjoy your Panera favorites - like mobile ordering and Rapid Pick-Up for to-go orders - all designed to make things easier for our guests. As of December 29, 2015, there were 1,972 bakery-cafes in 46 states and in Ontario, Canada operating under the Panera Bread®, Saint Louis Bread Co.® or Paradise Bakery & Cafe® names. For more information, visit panerabread.com or find us on Twitter (@panerabread), Facebook (facebook.com/panerabread) or Instagram (@panerabread).

Matters discussed in this news release and in our public disclosures, whether written or oral, relating to future events or our future performance, including any discussion, express or implied, regarding our intention to repurchase shares from time to time under the share repurchase program and the source of funding of such repurchases, our refranchising activities, our anticipated growth, operating results, plans, objectives, future earnings per share, and the impact of our investments in sales-building initiatives and operational capabilities on future sales and earnings, including Panera 2.0, contain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. These statements are often identified by the words "believe," "positioned," "estimate," "project," "target," "plan," "goal," "assumption," "continue," "intend," "expect," "future," "anticipate," and other similar expressions, whether in the negative or the affirmative, that are not statements of historical fact. These forward-looking statements are not guarantees of future performance and involve certain risks, uncertainties, and assumptions that are difficult to predict, and you should not place undue reliance on our forward-looking statements. Our actual results and timing of certain events could differ materially from those anticipated in these forward-looking statements as a result of certain factors, including, but not limited to, those discussed from time to time in our reports filed with the Securities and Exchange Commission, including our Annual Report on Form 10-K for the fiscal year ended December 30, 2014 and our quarterly reports on Form 10-Q. All forward-looking statements and the internal projections and beliefs upon which we base our expectations included in this release are made only as of the date of this release and may change. While we may elect to update forward-looking statements at some point in the future, we expressly disclaim any obligation to update any forward-looking statements, whether as a result of new information, future events, or otherwise.

Schedule I

PANERA BREAD COMPANY
CONSOLIDATED STATEMENTS OF INCOME
(unaudited)
(In thousands, except per share amounts)

	For the 13 Weeks Ended	For the 13 Weeks Ended
	December 29, 2015	December 30, 2014
Revenues:
Bakery-cafe sales, net	$602,330	$593,783
Franchise royalties and fees	39,611	33,736
Fresh dough and other product sales to franchisees	49,824	44,978
Total revenues	$691,765	$672,497
Costs and expenses:
Bakery-cafe expenses:
Cost of food and paper products	$180,221	$177,336
Labor	192,884	184,696
Occupancy	40,915	40,949
Other operating expenses	82,485	81,254
Total bakery-cafe expenses	496,505	484,235
Fresh dough and other product cost of sales to franchisees	42,545	38,425
Depreciation and amortization	35,231	33,428
General and administrative expenses	39,389	35,948
Pre-opening expenses	2,836	3,424
Refranchising loss	5,376	—
Total costs and expenses	621,882	595,460
Operating profit	69,883	77,037
Interest expense	1,564	438
Other (income) expense, net	244	2,759
Income before income taxes	68,075	73,840
Income taxes	24,932	25,348
Net income	43,143	48,492
Less: Net loss attributable to noncontrolling interest	(17)	—
Net income attributable to Panera Bread Company	$43,160	$48,492

Earnings per common share:
Basic	$1.75	$1.82
Diluted	$1.74	$1.82
Weighted average shares of common and common equivalent shares outstanding:
Basic	24,703	26,581
Diluted	24,786	26,662

Schedule I (continued)

PANERA BREAD COMPANY
CONSOLIDATED STATEMENTS OF INCOME
(unaudited)
(In thousands, except per share amounts)

	For the 52 Weeks Ended	For the 52 Weeks Ended
	December 29, 2015	December 30, 2014
Revenues:
Bakery-cafe sales, net	$2,358,794	$2,230,370
Franchise royalties and fees	138,563	123,686
Fresh dough and other product sales to franchisees	184,223	175,139
Total revenues	$2,681,580	$2,529,195
Costs and expenses:
Bakery-cafe expenses:
Cost of food and paper products	$715,502	$669,860
Labor	754,646	685,576
Occupancy	169,998	159,794
Other operating expenses	334,635	314,879
Total bakery-cafe expenses	1,974,781	1,830,109
Fresh dough and other product cost of sales to franchisees	160,706	152,267
Depreciation and amortization	135,398	124,109
General and administrative expenses	142,904	138,060
Pre-opening expenses	9,089	8,707
Refranchising loss	17,108	—
Total costs and expenses	2,439,986	2,253,252
Operating profit	241,594	275,943
Interest expense	3,830	1,824
Other (income) expense, net	1,192	(3,175)
Income before income taxes	236,572	277,294
Income taxes	87,247	98,001
Net income	149,325	179,293
Less: Net loss attributable to noncontrolling interest	(17)	—
Net income attributable to Panera Bread Company	$149,342	$179,293

Earnings per common share:
Basic	$5.81	$6.67
Diluted	$5.79	$6.64
Weighted average shares of common and common equivalent shares outstanding:
Basic	25,685	26,881
Diluted	25,788	26,999

Schedule I (continued)

PANERA BREAD COMPANY
CONSOLIDATED STATEMENTS OF INCOME
MARGIN ANALYSIS
(unaudited)

The following table sets forth the percentage relationship to total revenues, except where otherwise indicated, of certain items included in the Company's consolidated statements of income for the period indicated. Percentages may not add due to rounding:

	For the 13 Weeks Ended	For the 13 Weeks Ended
	December 29, 2015	December 30, 2014
Revenues:
Bakery-cafe sales, net	87.1%	88.3%
Franchise royalties and fees	5.7	5.0
Fresh dough and other product sales to franchisees	7.2	6.7
Total revenues	100.0%	100.0%
Costs and expenses:
Bakery-cafe expenses (1):
Cost of food and paper products	29.9%	29.9%
Labor	32.0	31.1
Occupancy	6.8	6.9
Other operating expenses	13.7	13.7
Total bakery-cafe expenses	82.4	81.6
Fresh dough and other product cost of sales to franchisees (2)	85.4	85.4
Depreciation and amortization	5.1	5.0
General and administrative expenses	5.7	5.3
Pre-opening expenses	0.4	0.5
Refranchising loss	0.8	—
Total costs and expenses	89.9	88.5
Operating profit	10.1	11.5
Interest expense	0.2	0.1
Other (income) expense, net	—	0.4
Income before income taxes	9.8	11.0
Income taxes	3.6	3.8
Net income	6.2	7.2
Less: Net loss attributable to noncontrolling interest	—	—
Net income attributable to Panera Bread Company	6.2%	7.2%

(1)    As a percentage of net bakery-cafe sales.

(2)    As a percentage of fresh dough and other product sales to franchisees.

Schedule I (continued)

PANERA BREAD COMPANY
CONSOLIDATED STATEMENTS OF INCOME
MARGIN ANALYSIS
(unaudited)

The following table sets forth the percentage relationship to total revenues, except where otherwise indicated, of certain items included in the Company's consolidated statements of income for the period indicated. Percentages may not add due to rounding:

	For the 52 Weeks Ended	For the 52 Weeks Ended
	December 29, 2015	December 30, 2014
Revenues:
Bakery-cafe sales, net	88.0%	88.2%
Franchise royalties and fees	5.2	4.9
Fresh dough and other product sales to franchisees	6.9	6.9
Total revenues	100.0%	100.0%
Costs and expenses:
Bakery-cafe expenses (1):
Cost of food and paper products	30.3%	30.0%
Labor	32.0	30.7
Occupancy	7.2	7.2
Other operating expenses	14.2	14.1
Total bakery-cafe expenses	83.7	82.1
Fresh dough and other product cost of sales to franchisees (2)	87.2	86.9
Depreciation and amortization	5.0	4.9
General and administrative expenses	5.3	5.5
Pre-opening expenses	0.3	0.3
Refranchising loss	0.6	—
Total costs and expenses	91.0	89.1
Operating profit	9.0	10.9
Interest expense	0.1	0.1
Other (income) expense, net	—	(0.1)
Income before income taxes	8.8	11.0
Income taxes	3.3	3.9
Net income	5.6	7.1
Less: Net loss attributable to noncontrolling interest	—	—
Net income attributable to Panera Bread Company	5.6%	7.1%

(1)    As a percentage of net bakery-cafe sales.

(2)    As a percentage of fresh dough and other product sales to franchisees.

Schedule II

PANERA BREAD COMPANY
Supplemental Sales and Bakery-Cafe Information

System-Wide Average Weekly Sales ("AWS")
	2015	2014	2013	2012	2011
AWS	$48,357	$47,655	$47,403	$46,676	$44,313

	2015 Company-Owned AWS By Year Opened
	2015 Opens	2014 Opens	2013 Opens & Prior	Total
Bakery-Cafes	57	60	784	901
Q1 15	$47,210	$41,788	$47,918	$47,478
Q2 15	$44,125	$42,549	$49,651	$49,054
Q3 15	$45,448	$42,469	$48,943	$48,364
Q4 15	$45,492	$44,615	$52,431	$51,545
2015 YTD	$45,357	$42,830	$49,689	$49,090

	2015 Franchise-Operated AWS By Year Opened
	2015 Opens [a]	2014 Opens	2013 Opens & Prior	2015 Acquisitions [a]	Total
Bakery-Cafes	55	49	892	75	1,071
Q1 15	$53,665	$44,930	$46,641	$62,979	$46,614
Q2 15	$48,194	$46,122	$47,737	$62,017	$47,680
Q3 15	$45,395	$45,146	$46,775	$49,995	$46,734
Q4 15	$50,349	$47,754	$49,597	$49,526	$49,541
2015 YTD	$48,711	$45,988	$47,684	$49,817	$47,680

[a] 2015 franchise-operated AWS excludes 75 refranchised bakery-cafes.

	Traditional and Non-Traditional AWS [b]
	Company-Owned		Franchise-Operated		System-Wide
	2015 Opens	2014 Opens	2015 Opens	2014 Opens	2015 Opens	2014 Opens
Traditional Bakery-Cafes	43	58	51	47	94	105
Non-Traditional Bakery-Cafes	14	7	4	2	18	9
Traditional AWS	$49,222	$46,849	$49,710	$48,799	$49,507	$47,787
Non-Traditional AWS	$35,872	$32,448	$36,257	$48,669	$35,956	$36,169
Total	$45,357	$44,986	$48,711	$48,881	$47,101	$46,769

[b] Represents year-to-date bakery-cafe openings and AWS for fiscal 2015 and fiscal 2014. Traditional bakery-cafes generally represent bakery-cafes opened in suburban geographies approximating our standard 4,200 square foot design. Non-traditional bakery-cafes reflect all other bakery-cafes including urban, small footprint formats, and delivery units. Because the non-traditional bakery-cafe designation covers various formats and the formats of non-traditional bakery-cafe openings may vary from period-to-period, comparing AWS for non-traditional bakery-cafes on a year-over-year basis may not be meaningful.

	Bakery-Cafe Openings (excluding acquisitions) [c]
	Company	Franchise	Total		Company	Franchise	Total
Q1 15	11	14	25	Q1 14	16	11	27
Q2 15	18	12	30	Q2 14	10	9	19
Q3 15	10	14	24	Q3 14	13	15	28
Q4 15	18	15	33	Q4 14	26	14	40
2015 YTD	57	55	112	2014 YTD	65	49	114

[c] Bakery-cafe openings presented above exclude the opening of delivery hubs.

Schedule III

PANERA BREAD COMPANY
Comparable Net Bakery-Cafe Sales Information

Set forth below is comparable net bakery-cafe sales growth information comparing fiscal 2015 to comparable periods in fiscal 2014:

	For the 4 weeks ended	For the 5 weeks ended	For the 4 weeks ended	For the 13 weeks ended	For the 52 Weeks Ended
	October 27, 2015	December 1, 2015	December 29, 2015	December 29, 2015	December 29, 2015
Company-owned	3.8%	4.2%	2.7%	3.6%	3.0%
Franchise-operated	1.4%	1.6%	0.0%	1.1%	1.0%
System-wide	2.5%	2.9%	1.3%	2.3%	1.9%

Schedule IV
PANERA BREAD COMPANY
Panera 2.0 Initiative - Supplemental Information

The schedule below details certain operating metrics for base Company-owned bakery-cafes converted to the Panera 2.0 format as of December 29, 2015.  Panera 2.0 is our strategic initiative designed to enhance the customer experience that is enabled by technology and operational improvements. The operating metrics presented in this schedule, as defined in the footnotes below, reflect certain components of the items presented in the Company's consolidated statements of income, included in this release as Schedule I.

	Comps in 2.0 Bakery-Cafes by Quarters Since Conversion
Number of quarters since conversion (1)	1	2	3	4	5	6	7	8	9	10
Bakery-cafe count (2)	314	221	138	98	81	37	18	13	13	7
Absolute cumulative comp (3)	3.3%	4.7%	5.4%	7.6%	9.7%	16.1%	11.0%	16.2%	19.5%	25.6%

(1) Reflects performance for each successive, three month period following the completion of the Panera 2.0 conversion process. Most recent quarter could represent a partial quarter for some bakery-cafes.
(2) Company-owned bakery-cafes converted to Panera 2.0 that are in the comp base, originally open in fiscal 2012 or prior.
(3) "Absolute cumulative comp" defined as the cumulative percentage increase in the retail gross sales compared to the same period in the fiscal year prior to the completion of the Panera 2.0 conversion. Retail gross sales excludes catering sales.

(1) Company-owned bakery-cafes converted to Panera 2.0 that are in the comp base, originally open in fiscal 2012 or prior.
(2) "Labor and benefits %" defined as total associate and manager direct bakery-cafe labor and benefits expense (excluding bonus expense) as a percentage of total bakery-cafe gross sales. Benefits expense is held constant as a percentage of labor expense to normalize for impacts outside of the scope of Panera 2.0. "Pre vs. Post" defined as the performance of test and control groups against their performance in the 12-month period prior to the start of the Panera 2.0 conversion process. "Test vs. Control" defined as the performance of Panera 2.0 bakery-cafes (test) versus non-Panera 2.0 bakery-cafes.
(3) Reflects performance for each successive, three-month period following the completion of the Panera 2.0 conversion process. Most recent quarter could represent a partial quarter for some bakery-cafes.
(4) "Class 1" defined as conversions prior to Q3 2014, with labor added for deliver to the table and small-order delivery in some bakery-cafes.
(5) "Class 2" defined as conversions in Q3 and Q4 2014, with no added labor beyond Panera 2.0.
(6) "Class 3" defined as conversions in Q4 2014 - Q2 2015, with labor added for deliver to the table in some bakery-cafes.
(7) "Class 4" defined as conversions in Q3 and Q4 2015, with labor added for deliver to the table in some bakery-cafes.

Schedule V

PANERA BREAD COMPANY
Reconciliation of GAAP and Non-GAAP Information
(in thousands, except per share information)

The Company uses diluted earnings per share excluding certain items as a key performance measure of results of operations for purposes of evaluating performance internally.  This non-GAAP measurement is not intended to replace the presentation of our financial results in accordance with GAAP.  Rather, the Company believes that the presentation of results excluding certain items provides additional information to facilitate the comparison of past and present operations, excluding items described below that the Company does not believe were indicative of our ongoing operations in the 13 and 52 weeks ended December 29, 2015 and December 30, 2014, respectively.

	For the 13 Weeks Ended	For the 52 Weeks Ended
	December 29, 2015	December 29, 2015
Net income, as reported	$43,160	$149,342
Refranchising loss, after-tax (1)	3,407	10,778
Net income, excluding certain items	$46,567	$160,120

Diluted earnings per share, as reported	$1.74	$5.79
Impact of refranchising loss on diluted earnings per share	0.14	0.42
Diluted earnings per share, excluding certain items	$1.88	$6.21

	For the 13 Weeks Ended	For the 52 Weeks Ended
	December 30, 2014	December 30, 2014
Net income, as reported	$48,492	$179,293
Goodwill impairment charge, after-tax (2)	1,351	1,351
Favorable tax adjustments (3)	—	(2,319)
Favorable resolution of insurance coverage matter, after-tax (4)	—	(2,049)
Net income, excluding certain items	$49,843	$176,276

Diluted earnings per share, as reported	$1.82	$6.64
Impact of goodwill impairment charge on diluted earnings per share	0.05	0.05
Impact of favorable tax adjustments on diluted earnings per share	—	(0.08)
Impact of favorable resolution of insurance coverage matter on diluted earnings per share	—	(0.08)
Diluted earnings per share, excluding certain items	$1.87	$6.53

(1) Refranchising loss of $5.4 million and $17.1 million before net effective tax benefits of $2.0 million and $6.3 million recorded during the thirteen and fifty-two weeks ended December 29, 2015, respectively.
(2) Goodwill impairment charge of $2.1 million before net effective tax benefit of $0.7 million recorded during the thirteen weeks ended December 30, 2014 in other (income) expense, net in the Consolidated Statements of Income.
(3) Favorable tax adjustments of $2.3 million related to additional federal tax credits and an increased deduction for domestic production activities related to prior period income tax returns recorded during the thirteen weeks ended September 30, 2014.
(4) Benefit from a favorable resolution of an insurance coverage matter of $3.2 million before net effective tax expense of $1.2 million recorded during the thirteen weeks ended July 1, 2014.